Exhibit 5.1

December 2, 2014

City Office REIT, Inc.

1075 West Georgia Street

Suite 2600

Vancouver, British Columbia, V6E 3C9

Re:	City Office REIT, Inc., a Maryland corporation (the “Company”) – Registration Statement on Form S-11 (File No. 333-199319), as amended, pertaining to the issuance and sale by the Company of up to 2,990,000 shares (the “Shares”) of common stock, $0.01 par value per share, of the Company (including up to 390,000 Shares that the underwriters have the option to purchase solely to cover over-allotments)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration by the Company of the Shares under the Securities Act of 1933, as amended (the “Act”), pursuant to the Registration Statement on Form S-11 (File No. 333-199319), originally filed with the Securities and Exchange Commission (the “Commission”) on or about October 14, 2014, as amended (the “Registration Statement”). You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)	the corporate charter of the Company (the “Charter”) represented by Articles of Amendment and Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on April 10, 2014;

(ii)	the Amended and Restated Bylaws of the Company, adopted on or as of April 10, 2014 (the “Bylaws”);

(iii)	the Action by Written Consent of Board of Directors in Lieu of an Organizational Meeting, dated as of November 27, 2013 (the “Organizational Minutes”);

(iv)	resolutions adopted by the Board of Directors of the Company on or as of October 9, 2014 relating to, among other things, the authorization of the issuance and sale of the Shares (the “Directors’ Resolutions”);

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BALLARD SPAHR LLP

City Office REIT, Inc.

December 2, 2014

(v)	the Registration Statement and the related form of prospectus included therein, in substantially the form filed or to be filed with the Commission pursuant to the Act;

(vi)	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland;

(vii)	a certificate of one or more officers of the Company, dated as of a recent date (the “Officers’ Certificate”), certifying that, as a factual matter, the Charter, the Bylaws, the Organizational Minutes and the Directors’ Resolutions are true, correct and complete, and have not been rescinded or modified except as noted therein, and as to the manner of adoption of the Directors’ Resolutions; and

(viii)	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)	any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents; and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)	the Officers’ Certificate and all other certificates submitted to us are, as to factual matters, true and correct both when made and as of the date hereof;

(e)	none of the Shares will be issued or transferred in violation of the provisions of Article VII of the Charter relating to restrictions on ownership and transfer of capital stock; and

(f)	prior to the issuance of the Shares subsequent to the date hereof, the Board of Directors of the Company, or a duly authorized committee thereof, will adopt resolutions that determine the consideration to be received by the Company for the issuance and sale of the Shares (the “Final Determination”).

BALLARD SPAHR LLP

City Office REIT, Inc.

December 2, 2014

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(1)	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

(2)	The issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company, and when such Shares are issued and delivered by the Company in exchange for the consideration therefor as provided in, and in accordance with, the Directors’ Resolutions and the Final Determination, such Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to the incorporation by reference of this opinion in the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP